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EXHIBIT 99.2

Venoco, Inc.
www.venocoinc.com
(Bloomberg ticker: 552338Z US)

For Immediate Release
May 16, 2005

Venoco, Inc. Releases Supplemental Schedule of First Quarter 2005
Oil and Gas Price Differentials

        CARPINTERIA, California, May 16, 2005/PR Newswire:    Venoco, Inc. today released a supplemental schedule of oil and gas production and prices for the first quarter of 2005. The schedule included in its May 13, 2005 press release calculated the oil price differentials utilizing first quarter oil production and first quarter oil sales revenue. Since actual volumes produced does not always equal actual volumes sold in a given period due to changes in produced but unsold crude oil inventories, the Company has released the supplemental schedule set forth below. The supplemental schedule calculates the oil price differential utilizing first quarter volumes of oil sold and first quarter oil sales revenue, thereby providing what the company believes is a more useful differential for analysis of Venoco's prices received for oil sales. The supplemental schedule differs from the schedule included in the press release on May 13, 2005 because it reflects the differential between the $49.84 average NYMEX spot price per barrel of oil of $9.96 actually received by the Company, as contrasted with a $13.52 differential set forth in the press release on May 13, 2005. The change also revises the net realized price per barrel upwards to $36.33 per barrel from the previously reported amount of $32.77 per barrel.

        The schedule below also reflects adjustments for the first quarter of 2004 to the NYMEX spot price differential and the realized price per barrel. The oil price differential for the first quarter of 2004 was adjusted to $4.71 from $5.96 and the realized price per barrel was adjusted to $28.06 from $26.81.

Oil and Gas Production and Prices

	Three Months Ended March 31(1)
			Increase (Decrease)
	2005	2004
Production Volume
Natural Gas (Mcf)	1,885,576	1,355,983	39%
Oil (Bbls)	842,845	802,918	5%
BOE	1,157,108	1,028,915	12%
Daily Average Production Volume
Natural Gas (Mcf/d)	20,951	14,901	41%
Oil (Bbls/d)	9,365	8,823	6%
BOE/d	12,857	11,307	14%
Oil Price per Barrel Produced (in dollars)
Average NYMEX spot price	$49.84	$35.15	42%
Differential to NYMEX spot price	(9.96)	(4.71)	111%
Realized hedging loss	(3.55)	(2.38)	49%

Net realized	$36.33	$28.06	29%

Natural Gas Price per Mcf (in dollars)
Average NYMEX spot price	$6.48	$5.73	13%
Differential to NYMEX spot price	(.42)	(.28)	50%
Realized hedging loss	(.01)	(.33)	(97)%

Net realized	$6.05	$5.12	18%

Average Sales Price per BOE	$36.14	$29.04	24%

(1)
Production in 2005 includes Marquez Energy which was acquired in March of 2005. Inclusion is due to the application of requirements for reporting combined statements for companies under common control.

Bbl—Barrel

Mcf—Thousand cubic feet

BOE—Barrel of oil equivalent (computed on an energy equivalent basis of six MCF equals one Bbl)

  About the Company

        Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties in California. It has regional headquarters in Carpinteria, California and corporate headquarters in Denver, Colorado. Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operating working interests in three others, and also operates two onshore properties in Southern California and approximately 130 natural gas wells in Northern California.

        Statements made in this news release, regarding oil and gas prices are not necessarily indicative of future prices. Any number of factors could cause future results to differ materially from those set forth herein. Further information on risks and uncertainties is available in the Company's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

This release can be found at http://www.venocoinc.com

SOURCE Venoco, Inc.

For more information contact: Mike Edwards, VP (805) 745-2123 direct, (805) 455-9658 cell

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Venoco, Inc. Releases Supplemental Schedule of First Quarter 2005 Oil and Gas Price Differentials